Exhibit 99.1

PharmaCyte Biotech Reports Positive Interim Results in Malignant Ascites Mouse Model Study

LAS VEGAS, NV, July 19, 2022—(BUSINESS WIRE)—PharmaCyte Biotech, Inc. (NASDAQ: PMCB), a biotechnology company focused on developing cellular therapies for cancer, diabetes, and malignant ascites using its signature live-cell encapsulation technology, Cell-in-a-Box®, announced today that it has achieved positive interim results in its study to establish a malignant ascites mouse model which will form the basis for further testing of the effectiveness of its CypsCapsTM plus ifosfamide pancreatic cancer therapy for the treatment of malignant ascites.

The study is being conducted by Heidelberg Pharma, a leading German biotechnology company focused on cancer therapies, using colon carcinoma cells from a Master Cell Bank established by Austrianova implanted in genetically susceptible mice. Primary objectives include establishing parameters with respect to (i) optimum tumor cell inoculation dose; (ii) timing curve with respect to tumor growth; and (iii) the most accurate method to assess tumor burden. The last point is particularly important because it provides a gauge to measure the effectiveness of therapeutic interventions.

Initial data in the study indicate that a measure of overall tumor volume is likely a more accurate way of tracking tumor burden when compared to measuring labeled tumor cell fluorescence. Tumor volume in the study is being reported using an adaptation of the Sugarbaker-index. The Sugarbaker-index is a widely used and accepted quantitative prognostic indicator for patients with malignant ascites.

PharmaCyte’s Chief Executive Officer, Kenneth L. Waggoner, said, “We are highly encouraged that Heidelberg Pharma’s work with this study to establish a malignant ascites mouse model is proceeding exactly as we had hoped and that it has yielded valuable information as we work diligently to advance our therapy for malignant ascites. We are confident that all our objectives in this study will be achieved. We will continue to keep our shareholders informed as work progresses at Heidelberg Pharma.”

Malignant ascites is caused by an accumulation of fluid in the peritoneum causing the abdomen to swell as a result of cancer. It is often associated with ovarian, uterine, cervical, colorectal, stomach, pancreatic, breast and liver cancers. Malignant ascites can result in significant impairment to the quality of life of a cancer patient and reduce survival. Currently, available treatments are mainly supportive and palliative. In most patients, development of malignant ascites is a sign of advanced disease and poor prognosis.

PharmaCyte expects its treatment to offer cancer patients a therapy that slows down or eliminates the production and accumulation of malignant ascites fluid. There is currently no such treatment on the market.

To learn more about PharmaCyte’s pancreatic cancer treatment and how it works inside the body to treat locally advanced inoperable pancreatic cancer, we encourage you to watch the company’s documentary video complete with medical animations at:

https://www.PharmaCyte.com/Cancer

About PharmaCyte Biotech

PharmaCyte Biotech, Inc. is a biotechnology company developing cellular therapies for cancer, diabetes and malignant ascites based upon a proprietary cellulose-based live-cell encapsulation technology known as “Cell-in-a-Box®.” This technology is being used as a platform upon which therapies for several types of cancer, diabetes and malignant ascites are being developed. PharmaCyte’s therapy for cancer involves encapsulating genetically engineered human cells that convert an inactive chemotherapy drug into its active or “cancer-killing” form. For pancreatic cancer, these encapsulated cells are implanted in the blood supply to the patient’s tumor as close as possible to the site of the tumor. Once implanted, a chemotherapy drug that is normally activated in the liver (ifosfamide) is given intravenously at one-third the normal dose. The ifosfamide is carried by the circulatory system to where the encapsulated cells have been implanted. When the ifosfamide flows through pores in the capsules, the live cells inside act as a “bio-artificial liver” and activate the chemotherapy drug at the site of the cancer. This “targeted chemotherapy” has proven effective and safe to use in past clinical trials and we believe results in little to no treatment related side effects.

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PharmaCyte’s candidate therapy for Type 1 diabetes and insulin-dependent Type 2 diabetes involves encapsulating a human cell line that has been genetically engineered to produce and release insulin in response to the levels of blood sugar in the human body. The encapsulation of the cell line will be done using the Cell-in-a-Box® technology. Once the encapsulated cells are implanted in a diabetic patient, we anticipate that they will function as a “bio-artificial pancreas” for purposes of insulin production.

PharmaCyte’s therapy for malignant ascites involves using the same encapsulated cells PharmaCyte employs for pancreatic cancer but placing the encapsulated cells in the peritoneal cavity of a patient and administering ifosfamide intravenously.

Safe Harbor

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that express the current beliefs and expectations of PharmaCyte’s management and Board of Directors. Any statements contained in this press release which do not describe historical facts are forward-looking statements subject to risks and uncertainties that could cause actual results, performance and achievements to differ materially from those discussed in such forward-looking statements. Factors that could affect our actual results include our ability to satisfactorily address the issues raised by the FDA in order to have the clinical hold on our IND removed, as well as such other factors that are included in the periodic reports on Form 10-K and Form 10-Q that we file with the U.S. Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise.

More information about PharmaCyte Biotech can be found at https://www.PharmaCyte.com. Information may also be obtained by contacting PharmaCyte's Investor Relations Department.

Investor Relations:

PharmaCyte Biotech, Inc.

Telephone: 917.595.2856

Email: InvestorRelations@PharmaCyte.com

Attn: Dr. Gerald W. Crabtree

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